Exhibit 99.1

Investor Contact:	Media Contact:
Mark Maico	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(908) 541-2102	(908) 541-3785

BAUSCH HEALTH ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2022 RESULTS

•Fourth-Quarter revenues of $2.2 billion, flat reported, up 4% organic1
•Full-Year revenues of $8.1 billion, down 4% reported, up 2% organic1
•Unrestricted B+L from BHC covenants
•Reduced debt by $464 million in the fourth quarter
•Provides 2023 guidance for Bausch Health (excl. B+L)

LAVAL, Quebec, Feb. 23, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health”, “BHC”, the “Company”, or “we”) today announced its fourth-quarter and full-year 2022 financial results.

“2022 was a transformative year for Bausch Health, as we executed on our strategic priorities,” said Thomas J. Appio, Chief Executive Officer, Bausch Health. “Since completing the initial public offering of Bausch + Lomb last May, we have made significant progress in de-levering our balance sheet, reducing our debt principal net of unrestricted cash by $3.2 billion. We are encouraged by our second half performance and look to build on this momentum. We will invest in sustainable growth drivers across our products and pipeline to position us for long-term success,” concluded Appio.

Fourth-Quarter and Full-Year 2022 Revenue Performance
Total reported revenues were $2.2 billion for the fourth quarter of 2022, flat compared with the fourth quarter of 2021. Excluding the unfavorable impact of foreign exchange of $78 million and the impact of divestitures and discontinuations of $6 million, revenue increased by 4% organically1 compared with the fourth quarter of 2021.

Total reported revenues were $8.1 billion for the full year of 2022, compared with $8.4 billion in the full year of 2021, a decrease of $310 million, or 4%. Excluding the unfavorable impact of foreign exchange of $264 million and the impact of divestitures and discontinuations of $178 million, revenue increased organically1 by 2% compared with the full year of 2021.

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Revenues by segment were as follows:

Three Months Ended December 31,
(in millions)	2022	2021	Reported Change	Reported Change	Change at Constant Currency[1] (non-GAAP)	Organic Change[1] (non-GAAP)
Total Bausch Health Revenues	$2,193	$2,196	($3)	0%	3%	4%

Bausch Health (Excl. B+L)	$1,197	$1,195	$2	0%	2%	2%
Salix segment	$581	$559	$22	4%	4%	4%
International segment[2]	$261	$276	($15)	(5%)	0%	2%
Solta Medical segment[2]	$99	$89	$10	11%	20%	20%
Diversified Products segment[2]	$256	$271	($15)	(6%)	(6%)	(6%)
Bausch + Lomb segment[2]	$996	$1,001	($5)	0%	5%	5%

Twelve Months Ended December 31,
(in millions)	2022	2021	Reported Change	Reported Change	Change at Constant Currency[1] (non-GAAP)	Organic Change[1] (non-GAAP)
Total Bausch Health Revenues	$8,124	$8,434	($310)	(4%)	(1%)	2%

Bausch Health (Excl. B+L)	$4,356	$4,669	($313)	(7%)	(5%)	(1%)
Salix segment	$2,090	$2,074	$16	1%	1%	1%
International segment[2]	$988	$1,166	($178)	(15%)	(10%)	5%
Solta Medical segment[2]	$300	$308	($8)	(3%)	2%	2%
Diversified Products segment[2]	$978	$1,121	($143)	(13%)	(13%)	(13%)
Bausch + Lomb segment[2]	$3,768	$3,765	$3	0%	5%	5%

Salix Segment
Salix segment reported and organic1 revenues were $581 million for the fourth quarter and $2,090 million for the full year of 2022, compared with $559 million for the fourth quarter and $2,074 million for the full year of 2021, an increase of $22 million, or 4% in the fourth quarter, and $16 million, or 1% for the full year. Sales growth for the quarter and full year was primarily driven by Xifaxan®, Relistor®, Trulance® and Plenvu®.

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2 Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: Salix, International, Solta Medical, Diversified Products and Bausch + Lomb. Under the new segment structure, Ortho Dermatologics is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the Solta Medical segment. All segment and business unit references in this news release are to this realigned segment and business unit reporting structure and prior period presentations of results have been conformed to the current segment and business unit reporting structure to allow investors to evaluate results between periods on a constant basis.

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International Segment2
International segment reported revenues were $261 million for the fourth quarter and $988 million for the full year of 2022, compared with $276 million for the fourth quarter and $1,166 million for the full year of 2021, a decrease of $15 million, or 5% in the fourth quarter, and $178 million, or 15% for the full year.

Excluding the unfavorable impact of foreign exchange of $16 million for the fourth quarter and $65 million for the full year of 2022, and the impact of divestitures and discontinuations of $4 million for the fourth quarter and $167 million for the full year of 2022, segment revenues increased organically1 by 2% for the fourth quarter and 5% for the full year, compared with the fourth quarter and the full year of 2021, primarily driven by Canada and Europe.

Solta Medical Segment2
Solta Medical segment reported revenues were $99 million for the fourth quarter and $300 million for the full year of 2022, compared with $89 million for the fourth quarter and $308 million for the full year of 2021, an increase of $10 million, or 11% in the fourth quarter, and a decrease of $8 million, or 3% for the full year.

Excluding the unfavorable impact of foreign exchange of $8 million for the fourth quarter and $15 million for the full year of 2022, segment revenues increased organically1 by 20% for the fourth quarter and 2% for the full year, compared with the fourth quarter and the full year of 2021, primarily driven by strong results in Asia Pacific (excluding China).

Diversified Products Segment2
Diversified Products segment reported revenues were $256 million for the fourth quarter and $978 million for the full year of 2022, compared with $271 million for the fourth quarter and $1,121 million for the full year of 2021, a decrease of $15 million, or 6% in the fourth quarter, and a decrease of $143 million, or 13% for the full year.

Segment revenues declined organically1 by 6% for the fourth quarter and 13% for the full year, compared with the fourth quarter and the full year of 2021, primarily attributable to declines in Neurology and Generics.

Bausch + Lomb Segment2
Bausch + Lomb segment reported revenues were $996 million for the fourth quarter and $3,768 million for the full year of 2022, compared with $1,001 million for the fourth quarter and $3,765 million for the full year of 2021, a decrease of $5 million, or less than 1% in the fourth quarter, and an increase of $3 million, or less than 1% for the full year.

Excluding the unfavorable impact of foreign exchange of $54 million for the fourth quarter and $184 million for the full year of 2022, and the impact of divestitures and discontinuations of $3 million for the fourth quarter and $10 million for the full year of 2022, segment revenues increased organically1 by 5% for the fourth quarter and for the full year, compared with the fourth quarter and the full year of 2021.

Consolidated Operating (Loss) Income
Consolidated operating loss was $236 million for the fourth quarter of 2022, compared with operating income of $367 million for the fourth quarter of 2021, a decrease of $603 million, primarily driven by a goodwill impairment charge of $622 million in our Neurology business.

Consolidated operating income was $454 million for the full year of 2022, compared with operating income of $450 million for the full year of 2021, an increase of $4 million. The change reflects, among

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other factors: a decrease in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $271 million, mainly due to the unfavorable impact of foreign currencies and impact of our divestiture of Amoun on July 26, 2021, an increase in Goodwill impairments of $355 million associated with our Neurology and Ortho Dermatologics reporting unit, a decrease in Amortization of intangible assets of $160 million, a decrease in Asset impairments, including loss on assets held for sale of $219 million, primarily attributable to adjustments to the loss on assets held for sale in connection with the Amoun sale during 2021, a favorable change in Other expense, net of $338 million, primarily attributable: (i) to higher adjustments related to the settlements of certain litigation matters during 2021 and (ii) the loss on the completion of the Amoun sale in 2021, partially offset by insurance recoveries related to certain litigation matters.

Net (Loss) Income Attributable to Bausch Health
Net loss attributable to Bausch Health for the fourth quarter of 2022 was $410 million, compared with income of $69 million for the fourth quarter of 2021, an unfavorable change of $479 million. The change was primarily due to the increase in goodwill impairments, partially offset by a gain on extinguishment of debt.

Net loss attributable to Bausch Health for the full year of 2022 was $225 million, compared with a loss of $948 million for the full year of 2021, a favorable change of $723 million. The change was primarily due the changes in operating income as discussed above and gains on extinguishment of debt in 2022 of $875 million.

Adjusted net income attributable to Bausch Health (non-GAAP)1 was $372 million for the fourth quarter and $1,113 million for the full year of 2022, compared with $463 million for the fourth quarter and $1,602 million for the full year of 2021, a decrease of $91 million in the fourth quarter and $489 million for the full year.

Earnings (Loss) Per Share Attributable to Bausch Health
GAAP Earnings Per Share attributable to Bausch Health was ($1.13) for the fourth quarter and ($0.62) for the full year of 2022, compared with $0.19 for the fourth quarter and ($2.64) for the full year of 2021.

Adjusted EBITDA attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $823 million for the fourth quarter and $3,022 million for the full year of 2022, compared with $909 million for the fourth quarter and $3,472 million for the full year of 2021, a decrease of $86 million in the quarter and $450 million for the full year.

Cash (Used in) Provided by Operating Activities
The Company generated $475 million of cash from operations in the fourth quarter and used cash of $728 million for the full year of 2022, compared with generating $24 million in the fourth quarter and $1,426 for the full year of 2021. The decrease in cash flow from operations of $2,154 million for the full year is primarily attributable to: (i) reductions of restricted cash as certain litigation settlements became final and unappealable, (ii) changes in business performance, (iii) the impact of our divestiture of Amoun on July 26, 2021 and (iv) an increase in payments for separation costs, separation-related costs, IPO costs and IPO-related costs in 2022 as compared to 2021.

Balance Sheet Highlights as of December 31, 2022
•Cash, cash equivalents, and restricted cash were $591 million.

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•Executed open market repurchases during the second and fourth quarters of this year, retiring an aggregate of $927 million in principal of bonds for $550 million of cash consideration.
•Reduced debt principal net of unrestricted cash by $3.2 billion since the IPO of B+L.
•Bausch Health (excl. B+L) had availability under its revolving credit facility of approximately $480 million and Bausch + Lomb had availability under its revolving credit facility of approximately $475 million.

2023 Financial Outlook
The Company is not providing consolidated full year guidance, as Bausch + Lomb has not provided full year guidance. Bausch Health (excl. B+L) has provided guidance for the full year of 2023 as follows:
•Full-year revenue range of $4.45 - $4.6 billion
•Full-year adjusted EBITDA (non-GAAP)1 range of $2.3 - $2.4 billion

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The guidance in this news release is only effective as of the date it is given, and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

Conference Call Details

Date:	Thursday, Feb. 23, 2023

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our healthcare products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling ownership interest in Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to,

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statements relating to the Company’s: future prospects and performance, financial guidance, proposed plan to fully separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to launch and commercialize new products, ability to enforce and defend its XIFAXAN® intellectual property rights, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2023 financial outlook and full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to fully separate its eye health business from the remainder of Bausch Health. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any spinoff or other separation transaction will occur on the terms and timelines anticipated by the Company. They also include risks and uncertainties related to the uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the company to successfully execute strategic plans. They also include risks and uncertainties related to the challenges the Company faces as a result of the closing of the initial public offering of Bausch + Lomb (the "B+L IPO"), including the transitional services being provided by and to the Bausch + Lomb entity, any potential actual or perceived conflict of interest of some of our directors and officers because of their equity ownership in Bausch + Lomb and/or because they also serve as directors or officers of Bausch + Lomb and our ability to timely consolidate the financial results of the Bausch + Lomb business. They also include, but are not limited to, risks and uncertainties caused by or relating to the COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, (including current or future variants and subvariants), COVID-19 vaccine immunization rates, the emergence of variant and subvariant strains of COVID-19, and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company. They also include economic factors, such as interest rate, inflation rate and currency exchange rate fluctuations; and competition, including technological advances, new products and patents attained by competitors.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to

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provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.

Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

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Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the recent completion of the B+L IPO, as the Company prepares for post-Separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s current CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not

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consistent and are impacted by the timing and size of its acquisitions. There were no acquisition-related costs or fair value inventory step-up for the periods presented.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health and the Solta aesthetic medical device businesses from the remainder of the Company and (ii) register the eye-health and the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), which has now been suspended, and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including settlement costs associated with the conversion of a portion of the Company’s defined benefit plan in Ireland to a defined contribution plan. The Company excluded these costs as this event is outside of the ordinary course of continuing operations and is infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful

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supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Prior to 2022, the Company had excluded expenses associated with acquired in-process research and development costs ("IPR&D"), as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Beginning in 2022, the Company no longer excludes IPR&D prospectively. The Company is making this change to align with views expressed by members of the staff of the SEC. The Company believes these costs are not material for the periods presented.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, share-based compensation, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was

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significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. In addition, subsequent to the Bausch + Lomb IPO, the Company began presenting Adjusted net income (non-GAAP) attributable to Bausch Health Companies Inc. as it may be useful to investors in their assessment of the Company and its performance.

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Changes in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

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Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Revenues
Product sales	$2,175	$2,175	$8,046	$8,342
Other revenues	18	21	78	92
	2,193	2,196	8,124	8,434
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	645	619	2,336	2,361
Cost of other revenues	7	7	28	33
Selling, general and administrative	666	680	2,625	2,624
Research and development	142	117	529	465
Amortization of intangible assets	313	320	1,215	1,375
Goodwill impairments	622	—	824	469
Asset impairments, including loss on assets held for sale	—	21	15	234
Restructuring, integration, separation and IPO costs	5	21	63	50
Other expense, net	29	44	35	373
	2,429	1,829	7,670	7,984
Operating (loss) income	(236)	367	454	450
Interest income	6	1	14	7
Interest expense (a)	(307)	(343)	(1,464)	(1,426)
Gain (loss) on extinguishment of debt	192	—	875	(62)
Foreign exchange and other	(12)	(4)	(8)	7
(Loss) income before income taxes	(357)	21	(129)	(1,024)
(Provision for) benefit from income taxes	(53)	51	(83)	87
Net (loss) income	(410)	72	(212)	(937)
Net income attributable to noncontrolling interest	—	(3)	(13)	(11)
Net (loss) income attributable to Bausch Health Companies Inc.	$(410)	$69	$(225)	$(948)

(a)    On September 30, 2022, the Company closed a series of transactions (the “Exchange”) whereby it exchanged validly tendered senior unsecured notes for newly issued secured notes (the “New Secured Notes”). The accounting for the Exchange resulted in effective interest rates on the New Secured Notes which are significantly lower than the stated interest rates of the New Secured Notes. During 2022, interest expense associated with the New Secured Notes was approximately $74 million lower than the contractual rates of interest on the New Secured Notes. See the Notes to the Company’s Consolidated Financial Statements for additional information.

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net (loss) income (a)	$(410)	$72	$(212)	$(937)
Non-GAAP adjustments: (b)
Amortization of intangible assets	313	320	1,215	1,375
Goodwill impairments	622	—	824	469
Asset impairments, including loss on assets held for sale	—	21	15	234
Restructuring, integration and transformation costs	20	9	58	18
Acquired in-process research and development costs (c)	—	5	—	8
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	28	3	30	11
(Gain) loss on extinguishment of debt	(192)	—	(875)	62
IT infrastructure investment	5	10	15	27
Separation costs, separation-related costs, IPO costs and IPO-related costs	13	53	127	164
Legal and other professional fees	5	9	32	54
Gain on sale of assets, net	(2)	—	(5)	(2)
Litigation and other matters	2	36	9	356
Other	1	7	9	7
Tax effect of non-GAAP adjustments	(25)	(79)	(94)	(233)
Total non-GAAP adjustments	790	394	1,360	2,550
Adjusted net income (non-GAAP)	380	466	1,148	1,613
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(8)	(3)	(35)	(11)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$372	$463	$1,113	$1,602

(a)    On September 30, 2022, the Company closed the Exchange. The accounting for the Exchange resulted in effective interest rates on the New Secured Notes which are significantly lower than the stated interest rates of the New Secured Notes. During 2022, interest expense associated with the New Secured Notes was approximately $74 million lower than the contractual rates of interest on the New Secured Notes. See the Notes to the Company’s Consolidated Financial Statements for additional information.
(b) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.
(c)    Prior to 2022, the Company had excluded expenses associated with Acquired in-process research and development costs. Beginning in 2022, the Company no longer excludes Acquired in-process research and development costs prospectively. For further details of this change, please refer to the “Non-GAAP Information” section of this news release.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$666	$680	$2,625	$2,624
IT infrastructure investment (a)	(5)	(10)	(15)	(27)
Legal and other professional fees (b)	(5)	(9)	(32)	(54)
Separation-related and IPO-related costs (c)	(10)	(41)	(94)	(132)
Transformation costs (d)	(18)	—	(28)	—
Adjusted selling, general and administrative (non-GAAP)	$628	$620	$2,456	$2,411
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$313	$320	$1,215	$1,375
Amortization of intangible assets (e)	(313)	(320)	(1,215)	(1,375)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$622	$—	$824	$469
Goodwill impairments (f)	(622)	—	(824)	(469)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments, including loss on assets held for sale reconciliation:
GAAP Asset impairments, including loss on assets held for sale	$—	$21	$15	$234
Asset impairments, including loss on assets held for sale (g)	—	(21)	(15)	(234)
Adjusted asset impairments, including loss on assets held for sale (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$5	$21	$63	$50
Restructuring and integration costs (d)	(2)	(9)	(30)	(18)
Separation and IPO costs (c)	(3)	(12)	(33)	(32)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—
Other expense (income), net reconciliation:
GAAP Other expense (income), net	$29	$44	$35	$373
Litigation and other matters (h)	(2)	(36)	(9)	(356)
Acquisition-related contingent consideration (i)	(27)	(3)	(29)	(11)
Gain on sale of assets, net (j)	2	—	5	2
Acquired in-process research and development costs (k)	—	(5)	—	(8)
Other (l)	(2)	—	(2)	—
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Gain (loss) on extinguishment of debt reconciliation:
GAAP Gain (loss) on extinguishment of debt	$192	$—	$875	$(62)
(Gain) loss on extinguishment of debt (m)	(192)	—	(875)	62
Adjusted gain (loss) on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(12)	$(4)	$(8)	$7
Other (n)	—	(7)	(8)	(7)
Adjusted Foreign exchange and other (non-GAAP)	$(12)	$(11)	$(16)	$—
(Provision for) benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(53)	$51	$(83)	$87
Tax effect of non-GAAP adjustments (o)	(25)	(79)	(94)	(233)
Adjusted provision for income taxes (non-GAAP)	$(78)	$(28)	$(177)	$(146)
Net income attributable to noncontrolling interest reconciliation:
GAAP Net income attributable to noncontrolling interest	$—	$(3)	$(13)	$(11)
Noncontrolling interest portion of amortization of intangible assets (p)	(6)	—	(17)	—
Noncontrolling interest portion of all other adjustments (q)	(2)	—	(5)	—
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(8)	$(3)	$(35)	$(11)

(a) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(c) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(d)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(e)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Asset impairments, including loss on assets held for sale” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(j)    Represents the sole component of the non-GAAP adjustment of “Loss on sale of assets, net” (see Table 2).
(k)    Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2). Prior to 2022, the Company had excluded expenses associated with Acquired in-process research and development costs. Beginning in 2022, the Company no longer excludes Acquired in-process research and development costs prospectively. For further details of this change, please refer to the “Non-GAAP Information” section of this news release.
(l)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Gain (loss) on extinguishment of debt” (see Table 2).
(n)    Represents the sole components of the non-GAAP adjustment of “Other” (See Table 2).
(o)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(p)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).
(q)    Represents the portion of the non-GAAP adjustments above attributable to all other adjustments (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net (loss) income	$(410)	$72	$(212)	$(937)
Interest expense, net	301	342	1,450	1,419
Provision for (benefit from) income taxes	53	(51)	83	(87)
Depreciation and amortization	360	363	1,394	1,552
EBITDA	304	726	2,715	1,947
Adjustments:
Goodwill impairments	622	—	824	469
Asset impairments, including loss on assets held for sale	—	21	15	234
Restructuring, integration and transformation costs	20	9	58	18
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	28	3	30	11
(Gain) loss on extinguishment of debt	(192)	—	(875)	62
Share-based compensation	35	33	126	128
Separation costs, separation-related costs, IPO costs and IPO-related costs	13	53	127	164
Other adjustments:
Litigation and other matters	2	36	9	356
IT infrastructure investment	5	10	15	27
Legal and other professional fees (a)	5	9	32	54
Gain on sale of assets, net	(2)	—	(5)	(2)
Acquired in-process research and development costs (b)	—	5	—	8
Other	1	7	9	7
Adjusted EBITDA (non-GAAP)	841	912	3,080	3,483
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (c)	(18)	(3)	(58)	(11)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$823	$909	$3,022	$3,472
(a)    Legal and other professional fees incurred during the three and twelve months ended December 31, 2022 and 2021 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Prior to 2022, the Company had excluded expenses associated with Acquired in-process research and development costs. Beginning in 2022, the Company no longer excludes Acquired in-process research and development costs prospectively. For further details of this change, please refer to the “Non-GAAP Information” section of this news release.
(c) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net income attributable to noncontrolling interest	$—	$(3)	$(13)	$(11)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(5)	—	(11)	—
Depreciation and amortization	(10)	—	(27)	—
All other adjustments	(3)	—	(7)	—
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(18)	$(3)	$(58)	$(11)

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Bausch Health Companies Inc.									Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2022 and 2021
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2022			December 31, 2021			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuances	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch Health
Salix	$581	$—	$581	$559	$—	$559	$22	4%	$22	4%

International (c)	261	16	277	276	(4)	272	(15)	(5)%	5	2%

Solta Medical (c)	99	8	107	89	—	89	10	11%	18	20%

Diversified Products (c)
Neuro	128	—	128	146	1	147	(18)	(12)%	(19)	(13)%
Generics (c)	30	—	30	44	—	44	(14)	(32)%	(14)	(32)%
Ortho Dermatologics (c)	69	—	69	57	—	57	12	21%	12	21%
Dentistry (c)	29	—	29	24	—	24	5	17%	5	17%
Total Diversified Products	256	—	256	271	1	272	(15)	(6)%	(16)	(6)%

Bausch Health (excl. B+L)	$1,197	$24	$1,221	$1,195	$(3)	$1,192	$2	—%	$29	2%

Bausch + Lomb (c)
Vision Care (c)	$626	$32	$658	$626	$—	$626	$—	—%	$32	5%
Surgical	188	14	202	198	(3)	195	(10)	(5)%	7	4%
Ophthalmic Pharmaceuticals (c)	182	8	190	177	—	177	5	3%	13	7%
Total Bausch + Lomb revenues	$996	$54	$1,050	$1,001	$(3)	$998	$(5)	—%	$52	5%

Total Bausch Health Companies Inc. revenues	$2,193	$78	$2,271	$2,196	$(6)	$2,190	$(3)	—%	$81	4%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2022 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2021 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the three months ended December 31, 2022 and 2021, there was no significant revenue from acquisitions.
(c) Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: (i) Salix, (ii) International, (iii) Solta Medical, (iv) Diversified Products and (v) Bausch + Lomb. The new segment structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics

18 | Page

segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. Also commencing in the first quarter of 2022, the Company moved certain products previously reported in the Dentistry business unit to the Ortho Dermatologics business unit and certain products previously reported in the Ortho Dermatologics business unit to the Generics business unit. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International business unit to the Vision Care or Ophthalmic Pharmaceuticals business unit. All segment and business unit references in this news release are to this realigned segment and business reporting unit structure and prior period presentations of results have been conformed to the current segment and business reporting unit structure to allow investors to evaluate results between periods on a constant basis.

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Bausch Health Companies Inc.									Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2022			December 31, 2021			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch Health
Salix	$2,090	$—	$2,090	$2,074	$—	$2,074	$16	1%	$16	1%

International (c)	988	65	1,053	1,166	(167)	999	(178)	(15)%	54	5%

Solta Medical (c)	300	15	315	308	—	308	(8)	(3)%	7	2%

Diversified Products (c)
Neuro	503	—	503	594	(1)	593	(91)	(15)%	(90)	(15)%
Generics (c)	126	—	126	175	—	175	(49)	(28)%	(49)	(28)%
Ortho Dermatologics (c)	247	—	247	255	—	255	(8)	(3)%	(8)	(3)%
Dentistry (c)	102	—	102	97	—	97	5	5%	5	5%
Total Diversified Products	978	—	978	1,121	(1)	1,120	(143)	(13)%	(142)	(13)%

Bausch Health (excl. B+L)	$4,356	$80	$4,436	$4,669	$(168)	$4,501	$(313)	(7)%	$(65)	(1)%

Bausch + Lomb (c)
Vision Care (c)	$2,373	$114	$2,487	$2,343	$—	$2,343	$30	1%	$144	6%
Surgical	718	44	762	718	(10)	708	—	—%	54	8%
Ophthalmic Pharmaceuticals (c)	677	26	703	704	—	704	(27)	(4)%	(1)	—%
Total Bausch + Lomb revenues	$3,768	$184	$3,952	$3,765	$(10)	$3,755	$3	—%	$197	5%

Total Bausch Health Companies Inc. revenues	$8,124	$264	$8,388	$8,434	$(178)	$8,256	$(310)	(4)%	$132	2%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2022 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the twelve months ended December 31, 2021 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the twelve months ended December 31, 2022 and 2021, there was no significant revenue from acquisitions.
(c) Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: (i) Salix, (ii) International, (iii) Solta Medical, (iv) Diversified Products and (v) Bausch + Lomb. The new segment structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics

20 | Page

segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. Also commencing in the first quarter of 2022, the Company moved certain products previously reported in the Dentistry business unit to the Ortho Dermatologics business unit and certain products previously reported in the Ortho Dermatologics business unit to the Generics business unit. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International business unit to the Vision Care or Ophthalmic Pharmaceuticals business unit. All segment and business unit references in this news release are to this realigned segment and business reporting unit structure and prior period presentations of results have been conformed to the current segment and business reporting unit structure to allow investors to evaluate results between periods on a constant basis.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2022	December 31, 2021
Cash, Cash Equivalents and Restricted Cash and Other Settlement Deposits
Cash and cash equivalents	$564	$582
Restricted cash and other settlement deposits(a)	27	1,537
Cash, cash equivalents and restricted cash and other settlement deposits	$591	$2,119

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facility	470	$285
Term Loan Facilities	4,925	3,823
Senior Secured Notes	7,905	3,850
Senior Unsecured Notes	5,798	14,900
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	19,110	22,870
Plus: Unamortized premiums, discounts and issuance costs	1,656	(216)
Total long-term debt and other	$20,766	$22,654

Maturities of Debt Obligations(b)
2023	$150	$285
2024	150	—
2025	2,789	9,723
2026	891	1,500
2027	6,938	2,250
2028 - 2031	8,192	9,112
Total debt obligations	$19,110	$22,870

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash provided by operating activities	$475	$24	$(728)	$1,426
(a) As of December 31, 2021, Restricted cash and other settlement deposits included $1,510 million of payments into escrow funds under the terms of settlement agreements regarding certain U.S. securities litigation, subject to an objector's appeal of the final court approval and the Glumetza Antitrust Litigation. With respect to the U.S. Securities Litigation, the period to file a petition for an appeal with the U.S. Supreme Court expired on August 10, 2022 and the objector did not file such a petition. The expiration of this deadline means the securities litigation settlement and judgment have become “final”, as no more appeals can be filed. As a result, the Company’s rights to the $1,210 million previously paid into escrow have been extinguished.
(b) On September 30, 2022, the Company closed the Exchange. The accounting for the Exchange resulted in the New Secured Notes being carried at a premium relative to their principal amounts and will result in no interest expense to be recorded in our financial statements for a significant portion of the New Secured Notes. The aggregate premium recorded of $1,835 million, will be reduced as contractual interest payments are made on the New Secured Notes and is not reflected in the Maturities of Debt Obligations table above. See the Notes to the Company’s Financial Statements for additional information.

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